Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111127 on Form S-8 and Registration Statement No. 333-129412 and No. 333-126449 of From S-1 of our report dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of DrugMax, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning uncertainty regarding the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of DrugMax, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Hartford, Conneticut
March 31, 2006